Exhibit 99.4
Berry Global, Inc.,
a wholly owned subsidiary of Berry Global Group, Inc.,
OFFER TO EXCHANGE ITS
0.95% First Priority Senior Secured Notes due 2024,
1.57% First Priority Senior Secured Notes due 2026, and
1.65% First Priority Senior Secured Notes due 2027
That have been registered under the Securities Act of 1933, as amended (the “Securities Act”),
FOR AN EQUAL AMOUNT OF ITS OUTSTANDING
0.95% First Priority Senior Secured Notes due 2024,
1.57% First Priority Senior Secured Notes due 2026, and
1.65% First Priority Senior Secured Notes due 2027
That were issued and sole in transactions exempt from registration under the Securities Act
The exchange offers will expire at 5:00 p.m., New York City time, on , 2021, unless we extend the offer. Tenders may be withdrawn at any time prior to the expiration of the exchange offers.
To Our Clients:
Enclosed for your consideration is a prospectus dated                 , 2021 and the related letter of transmittal and instructions thereto in connection with the offers, referred to as the exchange offers, of Berry Global, Inc., a Delaware corporation, or Berry, to exchange an aggregate principal amount of up to $800,000,000 of its new 0.95% First Priority Senior Secured Notes due 2024, an aggregate principal amount of up to $1,525,000,000 of its new 1.57% First Priority Senior Secured Notes due 2026, and an aggregate principal amount of up to $400,000,000 of its new 1.65% First Priority Senior Secured Notes due 2027, collectively referred to as the Exchange Notes, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding unregistered 0.95% First Priority Senior Secured Notes due 2024, unregistered 1.57% First Priority Senior Secured Notes due 2026, and unregistered 1.65% First Priority Senior Secured Notes due 2027, collectively referred to as the Outstanding Notes, upon the terms and subject to the conditions set forth in the prospectus and the letter of transmittal. Consummation of the exchange offers is subject to certain conditions described in the prospectus.
We are the registered holder of Outstanding Notes held by us for your account. A tender of any such Outstanding Notes can be made only by us as the registered holder and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.
Accordingly, we request instructions as to whether you wish us to tender any or all such Outstanding Notes held by us for your account pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read the prospectus and the letter of transmittal carefully before instructing us to tender your Outstanding Notes.
Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Outstanding Notes on your behalf in accordance with the provisions of the exchange offers. The exchange offers will expire at 5:00 p.m., New York City time, on                 , 2021, unless extended. Outstanding Notes tendered pursuant to the exchange offers may be withdrawn only under the circumstances described in the prospectus and the letter of transmittal.
Your attention is directed to the following:
1.
The exchange offers are for the entire aggregate principal amount of Outstanding Notes.

2.
Consummation of the exchange offers is conditioned upon the terms and conditions set forth in the prospectus under the captions “The Exchange Offers — Terms of the Exchange Offers; Acceptance of Tendered Notes” and “The Exchange Offers — Conditions to the Exchange Offers.”

3.
Tendering holders may withdraw their tender at any time until 5:00 p.m., New York City time, on the expiration date.

4.
Any transfer taxes incident to the transfer of Outstanding Notes from the tendering holder to Berry will be paid by Berry, except as provided in the prospectus and the instructions to the letter of transmittal.

5.
The exchange offers are not being made to, nor will the surrender of Outstanding Notes for exchange be accepted from or on behalf of, holders of Outstanding Notes in any jurisdiction in which the exchange offers or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

6.
The acceptance for exchange of Outstanding Notes validly tendered and not withdrawn and the issuance of Exchange Notes will be made as soon as practicable after the expiration date.

7.
Berry expressly reserves the right, in its reasonable discretion and in accordance with applicable law, (i) to delay accepting any Outstanding Notes, (ii) to terminate the exchange offers and not accept any Outstanding Notes for exchange if it determines that any of the conditions to the exchange offers, as set forth in the prospectus, have not occurred or been satisfied, (iii) to extend the expiration date of the exchange offers and retain all Outstanding Notes tendered in the exchange offers other than those notes properly withdrawn, or (iv) to waive any condition or to amend the terms of the exchange offers in any manner. In the event of any extension, delay, non-acceptance, termination, waiver or amendment, Berry will as promptly as practicable give oral or written notice of the action to the exchange agent and make a public announcement of such action. In the case of an extension, such announcement will be made no later than 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

8.
Consummation of the exchange offers may have adverse consequences to non-tendering Outstanding Note holders, including that the reduced amount of Outstanding Notes as a result of the exchange offers may adversely affect the trading market, liquidity and market price of the Outstanding Notes.

9.
If you wish to have us tender any or all of the Outstanding Notes held by us for your account, please so instruct us by completing, executing and returning to us the instruction form that follows.

Berry Global, Inc.,
a wholly owned subsidiary of Berry Global Group, Inc.
INSTRUCTIONS REGARDING THE EXCHANGE OFFERS
WITH RESPECT TO THE
0.95% FIRST PRIORITY SENIOR SECURED NOTES DUE 2024,
1.57% FIRST PRIORITY SENIOR SECURED NOTES DUE 2026, AND
1.65% FIRST PRIORITY SENIOR SECURED NOTES DUE 2027
(OUTSTANDING NOTES)
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF YOUR LETTER AND THE ENCLOSED DOCUMENTS REFERRED TO THEREIN RELATING TO THE EXCHANGE OFFERS OF BERRY GLOBAL, INC. WITH RESPECT TO THE OUTSTANDING NOTES.
THIS WILL INSTRUCT YOU WHETHER TO TENDER THE PRINCIPAL AMOUNT OF OUTSTANDING NOTES INDICATED BELOW HELD BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.
☐ Please tender the Outstanding Notes held by you for my account, as indicated below.
☐ Please do not tender any Outstanding Notes held by you for my account.
Type	Aggregate Principal Amount Held for Account of Holder(s)	Principal Amount to be Tendered*
0.95% First Priority Senior Secured Notes due 2024
1.57% First Priority Senior Secured Notes due 2026
1.65% First Priority Senior Secured Notes due 2027

*
UNLESS OTHERWISE INDICATED, SIGNATURE(S) HEREON BY BENEFICIAL OWNER(S) SHALL CONSTITUTE AN INSTRUCTION TO THE NOMINEE TO TENDER ALL OUTSTANDING NOTES OF SUCH BENEFICIAL OWNER(S).

SIGN HERE
Signature(s)
Please print name(s)
Address
Area Code and Telephone Number
Tax Identification or Social Security Number
My Account Number with You
Date